AMENDMENT TO
                         COMMON SHARE PURCHASE WARRANTS

         This Amendment to Common Share Purchase Warrants (this "Amendment") is entered into on this 5th day of June, 2003, by and between Altair
Nanotechnologies, Inc., a Canadian corporation (the "Company"), and Louis Schnur, an individual ("Schnur").

                                   Background

         A. The Company previously issued the following warrants to purchase common shares of the Company to Schnur (such warrants, collectively the "Warrants"):

         o a Series 2001A Warrant dated June 19, 2001 for 400,000 common shares,
         o a Series 2001A Warrant dated July 23, 2001 for 100,000 common shares,
         o a Series 2001B Warrant dated June 19, 2001 for 400,000 of our common shares (which warrant has been exercised with respect to all except 196,331 common shares), and
         o a Series 2001B Warrant dated July 23, 2001 for 100,000 common shares.

         B. The Company and Schnur desire to reduce the exercise price of the Warrants as set forth herein.

                                    Agreement

         NOW THEREFORE, in consideration of the covenants set forth herein and in the Warrants and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Schnur hereby agree as follows:

         1. Amendment to Warrants. In each of the Warrants, the Exercise Price (as defined therein) is hereby amended to be $1.00.

         2. Ownership Limitation. The following Section 24 hereby added to each of the Warrants to the extent not added by a prior amendment (with capitalized terms used below but not defined in this Amendment having the meaning set forth in the Warrants):

         Notwithstanding anything to the contrary contained herein or in the Warrants, in no event shall the Holder be entitled to exercise this Warrant Certificate to the extent that after giving effect to such exercise the Holder (together with such person's affiliates) would beneficially own (calculated as set forth below) in excess of 9.99% of the outstanding Common Shares following such exercise. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its affiliates or acquired by the Holder and its affiliates, as the case may be, shall include the number of Common Shares issuable upon exercise of this Warrant Certificate with respect to which such determination of beneficial ownership is being made, but shall exclude the number of Common Shares which would be issuable upon
         (i) exercise of the remaining, nonexercised portion of this Warrant Certificate beneficially owned by such Holder and its affiliates and
         (ii) exercise or exchange of the unexercised or unconverted portion of any warrants or other securities of the Company subject to a limitation on exchange or exercise analogous to the limitation contained herein beneficially owned by such Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph,


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         beneficial  ownership  shall be calculated  in accordance  with Section
         13(d)  of  the   Securities   Exchange   Act  of  1934,   as   amended.
         Notwithstanding   anything  to  the  contrary  contained  herein,  each
         Subscription Form shall constitute a representation by the Holder submitting such Subscription Form that, after giving effect to such Subscription Form, (A) the Holder will not beneficially own (as determined in accordance with this paragraph) in excess of 9.99% of the outstanding Common Shares and (B) the Holder will not have acquired, through exercise of this Warrant Certificate or otherwise, a number of Common Shares which, when added to the number of Common Shares beneficially owned at the beginning of the 60-day period ending on and including the applicable date of exercise of this Warrant Certificate, is in excess of 9.99% of the outstanding Common Shares following such exercise during the 60-day period ending on and including such date of exercise and the Company shall have no liability for any exercise in reliance on any such Subscription Form. For purposes of this paragraph, in determining the number of the outstanding Common Shares the Holder may rely on the number of outstanding Common Shares (1) as reflected in the Company's most recent shareholder list, which list shall be provided to the Holder by the Company upon the Holders' written request (which request the Holder shall not submit to the Company on more than one occasion per calendar quarter) and certified by the Company as true, complete and accurate as of the date thereof, or (2) at such time as the Company is a Reporting Company under the Securities Exchange Act of 1934, as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or a more recent public announcement by the Company or other notice by the Company or its transfer agent setting forth the number of Common Shares outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to exercises of this Warrant Certificate (including the exercise with respect this determination is being made) by the Holder since the date as of which such number of outstanding Common Shares was disclosed or reported. Notwithstanding the foregoing, in the event of any event of default under any promissory note or other instrument of indebtedness issued by the Company to the Holder, the Holder shall have the right to exercise this Warrant Certificate and to convert all or any portion of this Warrant Certificate into Common Stock, in its sole discretion and at such time or times as it deems appropriate.

         3. Acknowledgement of Restrictions.  Schnur acknowledge and agrees that
(a) the Warrants were initially issued in transactions exempt from the registration requirement the Securities Act of 1933, as amended (the "Securities Act") and are "restricted securities," as defined under Rule 144 promulgated under the Securities Act ("Rule 144"), (b) for purposes of the Securities Act, the amendment to the Warrants effected by this Amendment represents the issuance of a new security and re-starts any holding periods for purposes of Rule 144 or otherwise, and (c) as a result (b), notwithstanding any prior registration of the re-sale of the common shares issuable upon exercise of the Warrants under the Securities Act, the common shares issuable upon the exercise of the Warrants are no longer eligible for re-sale under any previously filed registration statement and may not be sold unless subsequently registered under the Securities Act or eligible for an exemption of the restrictions applicable to restricted securities.

         4. Ratification of Warrants. Except as expressly amended by this Amendment, the terms and conditions of each of the Warrants are hereby ratified and confirmed by the parties hereto and thereto.

         5. Counterparts. This Amendment may be signed in counterparts, all of which taken together shall constitute a single integrated agreement. A facsimile copy of this Amendment or any counterpart thereto shall be valid as an original.



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         IN WITNESS  WHEREOF,  the  Company  and the  Schnur  have  caused  this
Amendment to Common Share Purchase Warrants to be executed effective as of the date first set forth above.


                                            The Company

                                            Altair Nanotechnologies Inc.

                                            By:  /s/ Edward Dickinson
                                            ------------------------------------
                                            Its: Chief Financial Officer


                                            Schnur

                                            /s/ Louis Schnur
                                            ------------------------------------
                                            Louis Schnur, an individual




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